Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of September 11, 2006 by and among SpecTal, LLC, a Virginia limited liability company (the “Company”), John A. Cross, Louise V. Brouillette, Ann J. Holcomb, Ronald Hammond, Jr. and Mark Oliva (each, a “Member” and collectively, the “Members”) L-1 Identity Solutions, Inc., a Delaware corporation (the “Purchaser”), and John A. Cross solely in his capacity as the Sellers Representative.

Introduction

The Members own all of the outstanding membership interests of the Company. The Members will effect the following transactions prior to the Closing (as hereinafter defined): (a) the Members shall contribute 100% of their membership interests in the Company to a newly-formed Delaware limited liability company (“Holdings”, and together with the Members, the “Sellers”), that shall make an election to be treated as an S corporation as provided in Section 1362(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) Holdings shall make an election to have the Company be treated as a qualified subchapter S subsidiary that is a disregarded entity as provided in Section 1361(b)(3) of the Code (the transactions described in clauses (a) and (b) are sometimes referred to herein as the “Pre-Closing Transactions”). Upon completion of the Pre-Closing Transactions, the Members will own all of the issued and outstanding membership interests of Holdings, and Holdings will own all of the issued and outstanding membership interests of the Company (the “Securities”). The Members wish to cause Holdings to sell the Securities to the Purchaser on the terms set forth herein. The Pre-Closing Transactions, the purchase of the Securities and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions”. The parties intend that for federal income tax purposes the Transactions will be treated as a purchase by Purchaser of the assets of the Company.

An index of defined terms used herein is set forth in ARTICLE 12.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS; CLOSING

1.1. Purchase and Sale of Securities. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Members agree to cause Holdings to sell to the Purchaser, and the Purchaser agrees to purchase from Holdings, the Securities. At the Closing, the Members will cause Holdings to execute and deliver assignments transferring the Securities to the Purchaser free and clear of all Liens, other than restrictions on transfers under applicable securities laws.

1.2. General.

(a) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Base Purchase Price” means $100,000,000.

“Closing Net Asset Value” means (i) the consolidated cash and cash equivalents, inventory, accounts receivable, prepaid expenses, property, plant and equipment, security deposits and other current assets of the Company as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the consolidated liabilities of the Company as of immediately prior to the Closing, excluding for this purpose all Indebtedness and Sellers’ Expenses paid at the Closing. The Closing Net Asset Value shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the most recent audited financial statements described in Section 3.7.

“Closing Purchase Price” means the sum of the Base Purchase Price, plus the amount, if any, by which the Closing Net Asset Value exceeds $4,800,000, or minus the amount, if any, by which the Closing Net Asset Value is less than $4,800,000, all as finally determined in accordance with Section 1.4.

“Escrow” means $5,000,000, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Mellon Trust of New England, N.A.

“Escrow Agreement” means the Escrow Agreement among Purchaser, the Sellers Representative and the Escrow Agent, in substantially the form of Exhibit 1.2.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Indebtedness” means all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.

“Liens” means liens, claims, encumbrances, security interests and restrictions of any kind.

“Sellers’ Expenses” means the aggregate fees, costs, expenses and obligations incurred by or on behalf of the Company, any of the Members or Holdings in connection with the Transactions including, without limitation, all (A) amounts in respect of legal, accounting, investment banking and other similar fees and expenses, and (B) employee transaction bonuses and similar payments.

(b) Pre-Closing Deliveries. At least two (2) days prior to the Closing, the Company will furnish to the Purchaser (i) a certificate signed by the Company setting forth the Company’s (A) estimated Closing Net Asset Value, including an itemization of the components of Closing Net Asset Value, and (B) estimated calculation of the Closing Purchase Price (the “Estimated Closing Purchase Price Certificate”), (ii) a payoff letter, in form and substance satisfactory to the Purchaser, from each holder of Indebtedness indicating the amount required to discharge in full such Indebtedness at Closing and, if such Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Indebtedness, and (iii) a final bill and wire transfer instructions from each payee of any portion of the Sellers’ Expenses, provided, however, that if any such payee delivers to the Purchaser and the Company a letter in form and substance satisfactory to Purchaser stating that it will seek payment of any portion of the Sellers’ Expenses solely from the Sellers, such portion shall not be deemed to be part of the Sellers’ Expenses for purposes of Section 1.2(c).

(c) Payments at Closing. At the Closing, the Purchaser will make or cause to be made the following payments of the Base Purchase Price in exchange for delivery to Purchaser of the Securities, with any increase or decrease thereto shown on the Estimated Closing Purchase Price Certificate and approved by the Purchaser, by wire transfer as follows: (i) the Purchaser will pay the Indebtedness to the respective holders thereof (to the extent not previously paid off by the Sellers), (ii) the Purchaser will pay the Sellers’ Expenses to the respective payees thereof, other than any payee that delivers a letter pursuant to the proviso to Section 1.2(b)(iii) above, (iii) the Purchaser will pay the Escrow to the Escrow Agent and (iv) the Purchaser will pay the balance to Holdings.

1.3. Closing. The purchase and sale of the Securities and the other Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts on (a) October 15, 2006 or (b) if the conditions to Closing specified in ARTICLE 8 hereof are not satisfied or waived as of such date (other than those conditions which are normally performed at the Closing), on the date that is five business days after the satisfaction or waiver of such conditions to Closing, or on such other date as agreed to in writing by the Company and the Purchaser (the “Closing Date”).

1.4. Determination of Closing Purchase Price.

(a) Within 45 days after the Closing Date, the Purchaser will deliver to the Sellers Representative a certificate (the “Closing Purchase Price Certificate”), executed by the Purchaser, setting forth an itemized statement of the Closing Net Asset Value, and a calculation of the Closing Purchase Price.

(b) If the Sellers Representative delivers written notice (the “Disputed Items Notice”) to the Purchaser within 15 days after the date of the Closing Purchase Price Certificate, stating that the Sellers Representative objects to any items on the Closing Purchase Price Certificate, specifying the basis for such objection in reasonable detail and setting forth the Sellers Representative’s proposed modifications to the Closing Purchase Price Certificate, the Sellers Representative and the Purchaser will attempt to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable.

(c) If the Sellers Representative and the Purchaser are unable to agree upon the Closing Purchase Price within 15 days after delivery of the Disputed Items Notice, the Sellers Representative and the Purchaser will refer the matter to an independent, nationally recognized accounting firm mutually selected by Purchaser and Sellers Representative, to resolve the disputed items specified in the Disputed Items Notice. If the Purchaser and the Sellers Representative are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Sellers Representative and the Purchaser. The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Purchase Price, as modified only by the resolution of such items. The determination of the selected accounting firm will be made within 30 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by Holdings and 50% by the Purchaser.

(d) If the Sellers Representative does not deliver the Disputed Items Notice to the Company within 15 days after the date of the Closing Purchase Price Certificate, the calculation of the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties, and the Sellers Representative shall be deemed to have agreed with the calculations of Closing Net Asset Value and Closing Purchase Price specified in the Closing Purchase Price Certificate.

(e) Within five (5) days after the Closing Purchase Price is finally determined: (i) if the aggregate amount paid at Closing under Section 1.2(c) exceeds the Closing Purchase Price, Holdings shall pay to Purchaser an aggregate amount equal to such excess, and (ii) if the aggregate amount paid at Closing under Section 1.2(c) is less than the Closing Purchase Price, the Purchaser shall pay to Holdings an aggregate amount equal to such difference. The obligation of Holdings to make any payment required under this Section 1.4 shall be the joint and several obligation of the Sellers.

(f) The final determination of the Closing Purchase Price under this Section 1.4 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification. Notwithstanding anything herein to the contrary, it is the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Sellers to pay (or receive a reduction in the Closing Purchase Price) twice for the same item or loss. For the avoidance of doubt, if, for example, there is any difference between the amounts or information set forth on the Estimated Closing Purchase Price Certificate and the amounts or information set forth on the Closing Purchase Price Certificate, and an adjustment is made with respect thereto pursuant to this Section 1.4, Purchaser shall not be entitled to be indemnified under this Agreement with respect to such difference.

1.5. Earnout Payments. If earned in accordance with Schedule 1.5, the Purchaser shall make additional payments to Holdings in accordance with the terms and conditions contained in Schedule 1.5, which additional payments, if any, shall (i) not exceed $9,900,000 in the aggregate and (ii) be payable in installments over four years in accordance with Schedule 1.5.

1.6. Escrow. The Escrow will be deposited at the Closing with the Escrow Agent, and subject to the terms and conditions of the Escrow Agreement, shall remain in escrow until the one (1) year anniversary of the Closing Date. If the Purchaser or any of its Affiliates is entitled to indemnification under Article 10, then the Purchaser shall have the right to submit a claim in accordance with the terms of the Escrow Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING MEMBERS

Each Member severally, but not jointly, represents and warrants to the Purchaser that the information contained in this ARTICLE 2 is true and correct and will be true and correct as of the Closing Date:

2.1. Title. The Member is the record and beneficial owner of the indicated securities set forth on Schedule 3.6(a), free and clear of all Liens, other than restrictions on transfers under applicable securities laws and, with respect to the securities of Holdings set forth or to be set forth in the operating agreement of Holdings, and other Liens described in such Schedule 3.6(a). After the Pre-Closing Transactions, each Member will be the record and beneficial owner of the indicated securities set forth on Schedule 3.6(b) as owned by such Member, free and clear of all Liens, other than restrictions on transfers under applicable securities laws and with respect to the securities of Holdings set forth or to be set forth in the operating agreement of Holdings. Except as set forth on Schedule 2.1, the Member has not granted any option or right, and is not a party to any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the Member to transfer any of the Securities set forth on Schedule 3.6(a) or (b) to anyone other than the Purchaser.

2.2. Organization and Authority. If the Member is not a natural person, (a) it is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) it has the requisite power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered at Closing pursuant to this Agreement (including for this purpose, the Joinder) (collectively with this Agreement, the “Transaction Documents”) of the Member contemplated hereby and to perform its obligations hereunder and thereunder, and (c) such execution, delivery and performance by the Member have been duly and validly authorized by all requisite action on the part of the Member.

2.3. No Conflict. No consent, order, authorization, approval, declaration or filing is required on the part of the Member for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of the Member contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Member will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Member is a party or by which the Member is bound.

2.4. Validity and Enforceability. This Agreement is, and each of the other Transaction Documents to which the Member is to be a party shall be when executed and delivered by the Member, the valid and binding obligations of the Member enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.5. Litigation. No action, arbitration, suit, proceeding or investigation against the Member is pending or, to the actual knowledge of the Member, threatened against the Member, in relation to the affairs of the Company or that would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby or to operate the Business after the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND HOLDINGS

The Sellers and the Company hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in this ARTICLE 3 is true and correct and will be true and correct as of the Closing Date:

3.1. Organization, Power and Standing.

(a) Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted (the “Business”).

(b) Holdings. Upon its execution of a Joinder Agreement (as hereinafter defined) and at Closing, Holdings will be a limited liability company duly organized, validly existing and in good standing under the Delaware Limited Liability Company Act, with all requisite power and authority to own, lease and operate its properties and to carry on the Business.

3.2. Subsidiaries.

(a) Company. The Company has no subsidiaries and except as set forth on Schedule 3.2 the Company does not directly or indirectly own or have the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.

(b) Holdings. Upon its execution of a Joinder Agreement (as hereinafter defined) and at Closing, except for its ownership of the Company and as set forth on Schedule 3.2, Holdings will not directly or indirectly own or have the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.

3.3. Foreign Qualifications. The Company is duly qualified and authorized to do business and in good standing in each of the jurisdictions listed on Schedule 3.3. The Company is not required to qualify to do business as a foreign entity in any other jurisdiction, other than jurisdictions in which the failure to so qualify would not have a Company Material Adverse Effect.

3.4. Due Authorization; No-Conflict.

(a) Due Authorization of Company. The Company has full power and authority and has taken all required action on its part (including approval of its members and management board) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which the Company will be a party.

(b) Due Authorization of Holdings. Upon its execution of a Joinder Agreement, Holdings will have full power and authority and will have taken all required action on its part (including the approval of its managers and members) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which Holdings will be a party.

(c) No Conflict for Company or Holdings. Except as specified on Schedule 3.4 and except for applicable filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental or Regulatory Authority or any party to a Material Contract (as hereinafter defined), is required on the part of the Company, or will be required on the part of Holdings, for or in connection with its execution, delivery or performance of this Agreement and the other Transactions Documents to which it will be a party, or the conduct of the Business by the Company after the Closing (the “Required Consents”). Neither the Company nor the Sellers has any reason to believe that all of the Required Consents will not be obtained. Subject to obtaining the Required Consents specified on Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company and Holdings will be a party will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Company or Holdings is a party or by which the Company or Holdings is bound.

3.5. Validity and Enforceability.

(a) Company. This Agreement is, and each of the other Transaction Documents to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Holdings. Upon execution of a Joinder Agreement by Holdings, this Agreement will be, and each of the other Transaction Documents to which Holdings will be a party shall be when executed and delivered the valid and binding obligation of Holdings, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.6. Capitalization.

(a) Capitalization of Company before Pre-Closing Transactions. The Company’s authorized and outstanding interests are as set forth on Schedule 3.6(a) hereto. The Securities listed on Schedule 3.6(a) constitute all of the Company’s outstanding membership interests, are owned beneficially and of record by the Members prior to the Pre-Closing Transactions, in the amounts set forth on Schedule 3.6(a) and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the securities listed on Schedule 3.6(a) were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue membership interests or other securities. Except as described on Schedule 3.6(a), there are no agreements, written or oral, relating to any interest or interests in the Company, including, without limitation, agreements relating to the acquisition, disposition, voting or registration under applicable securities laws of any interests. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the securities listed on Schedule 3.6(a), or with respect to any future offer, sale or issuance of interests in the Company. As used herein, “Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

(b) Capitalization of Holdings after Pre-Closing Transactions. After giving effect to the Pre-Closing Transactions, Holdings’ authorized and outstanding membership interests will be as set forth on Schedule 3.6(b) hereto. The securities listed on Schedule 3.6(b) will constitute all of Holdings’ outstanding equity interests, will be owned beneficially and of record by the Persons and in the amounts set forth on Schedule 3.6(b) and will be duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the securities listed on Schedule 3.6(b) will be made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. After giving effect to the Pre-Closing Transactions, there will be no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate Holdings to issue shares of its membership interests or other securities. After giving effect to the Pre-Closing Transactions, other than this Agreement or any agreement contemplated hereby, there will be no agreements, written or oral, relating to any interest or interests in Holdings including, without limitation, agreements relating to the acquisition, disposition, voting or registration under applicable securities laws of any interests. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the securities listed on Schedule 3.6(b), or with respect to any future offer, sale or issuance of interests in Holdings.

(c) Capitalization of Company after Pre-Closing Transactions. After giving effect to the Pre-Closing Transactions, the Company’s authorized and outstanding membership interests will be as set forth on Schedule 3.6(c) hereto. The securities listed on Schedule 3.6(c) will constitute all of the Company’s outstanding equity interests, will be owned beneficially and of record by Holdings, free and clear of all Liens other than restrictions on transfers under applicable securities laws, and will be duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the securities listed on Schedule 3.6(c) will be made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. After giving effect to the Pre-Closing Transactions, there will be no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue membership interests or other securities. After giving effect to the Pre-Closing Transactions, other than this Agreement or any agreement contemplated hereby, there will be no agreements, written or oral, relating to any interest or interests in the Company including, without limitation, agreements relating to the acquisition, disposition, voting or registration under applicable securities laws of any interests. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the securities listed on Schedule 3.6(c), or with respect to any future offer, sale or issuance of interests in the Company.

3.7. Financial Information.

(a) Delivery of Company Financial Statements. The Company has delivered to the Purchaser the audited, consolidated balance sheet of the Company (the “Balance Sheet”) as at December 31, 2005 (the “Balance Sheet Date”), and the audited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal year then ended. The Company has also furnished to the Purchaser the unaudited, consolidated balance sheet of the Company as at June 30, 2006 and the unaudited, consolidated statements of cash flows, income and stockholders’ equity of the Company for the six-month period then ended.

(b) Accuracy of Company Financial Statements. As used herein, “Financial Statements” means the financial statements referenced in clause (a) above together with (as of the Closing) the financial statements delivered pursuant to Section 5.4. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company in conformity with GAAP during the periods covered thereby, except, in the case of unaudited Financial Statements, for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material. None of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

(c) Holdings. Upon its formation and at all times prior to the Closing, Holdings will not hold any assets (other than the Securities) or have any liabilities, nor will it carry on any business activities other than in connection with the Transactions or as contemplated by this Agreement.

3.8. No Material Adverse Changes. Since the Balance Sheet Date, other than as shown on Schedule 3.8, (a) the Company has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or results of operations of the Company or any material division of the Company (a “Company Material Adverse Effect”), and (c) the Company has complied with the covenants set forth in Section 5.1 of this Agreement as if this Agreement had been executed as of such date.

3.9. Material Contracts. Except to the extent provided in the last paragraph of this Section 3.9 with respect to Classified Contracts, Schedule 3.9 sets forth a complete and accurate list, in each case whether written or unwritten, of all:

(a) contracts with respect to which the Company has any liability or obligation involving more than $50,000, contingent or otherwise;

(b) contracts which may extend for a term of more than one year after the Closing;

(c) contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(d) licenses, leases, contracts, agreements and other arrangements with respect to any material property of the Company, including without limitation, distribution, sales and supply contracts;

(e) contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(f) contracts and other arrangements of the Company with any officer, director, member or Affiliate of the Company or any of their respective relatives or Affiliates;

(g) contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(h) employment, severance, consulting, deferred compensation, collective bargaining, benefits and similar plans, agreements, contracts or other arrangements involving the Company;

(i) contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(j) contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company;

(k) Government Contracts;

(l) agreements, contracts, instruments, commitments, plans or other arrangements of the Company outside of the ordinary course of business; and

(m) other agreements, contracts, instruments, commitments, plans or other arrangements of the Company which are material to the Business.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts”. Material Contracts that are classified by any Governmental or Regulatory Authority are collectively referred to herein as “Classified Contracts” and each such Classified Contract shall be referred to by a code name agreed to by the Company and Robert Gregg, Esq., of Squire Sanders & Dempsey LLP. The Company has furnished to the Purchaser true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts) other than Classified Contracts that have been made available to Mr. Gregg. Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company or, to the knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of the Company or give rise to any right of termination or cancellation thereof. The Company has no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

3.10. Government Contracts.

(a) As used herein, “Government Contract” means any contract to which the Company is a party with any Governmental or Regulatory Authority or any contract to which the Company is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.

(b) As used herein, “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

(c) Schedule 3.10(c) contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the date of this Agreement. Schedule 3.10(c) accurately reports for each Government Contract the total net payments made as of the Balance Sheet Date, payments due for work performed, and the Company’s best estimate of total projected value. Except as disclosed in Schedule 3.10(c), the Company has not bid on or been awarded any “small business set aside contract”, “woman-owned set aside contract,” any other “set aside contract” or other order or contract requiring small business or other special status at any time during the last five (5) years. None of the Company’s expected sales or orders will be lost, and the customer relations of the Company will not be damaged, as a result of the Company continuing the operations of the Company as an entity that does not qualify as a small business concern. The Company is, and has been since five (5) years prior to the date of this Agreement, in substantial compliance with all material terms and conditions of each Government Contract, and the Company has not received notice of any breach or violation of any material contract requirement or law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the date of this Agreement has been, in effect pertaining to any Government Contract.

(d) Neither (i) the Company nor any of its members or officers nor (ii) to the knowledge of the Company, any of their respective predecessors has been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor, to the knowledge of the Company, has any debarment, suspension or exclusion proceeding been initiated against the Company or any of its predecessors, members or officers.

(e) There have been no actions, arbitrations, suits, proceedings or investigations involving or related to the Company or, to the knowledge of the Company, any of its predecessors, members, officers or employees with respect to an alleged or potential violation of a contract requirement or applicable law, statute, order, decree, rule, regulation or judgment pertaining to any Government Contract, since the date ten (10) years prior to the date of this Agreement.

(f) The Company has not conducted any internal investigation in connection with which the Company has engaged any outside legal counsel, auditor, accountant or investigator, or has made any disclosure to any Governmental or Regulatory Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of applicable law, statute, order, decree, rule, regulation or judgment with respect to any Government Contract.

(g) The Company maintains systems of internal controls that are in material compliance with all requirements of all of the Government Contracts and of applicable laws, statutes, orders, decrees, rules, regulations or judgments.

(h) Neither the Company nor, to the knowledge of the Company, any of the employees, members or officers of the Company have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(i) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental or Regulatory Authority, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since five (5) years prior to the date of this Agreement, including (but not limited to) any statements made in connection with the Procurement Integrity Act, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, contract clauses, representations or certifications were complete and correct in all material respects as of their respective effective dates, and to the knowledge of the Company, with respect to those representations or certifications that are continuing in nature, are true and correct as of the date hereof.

(j) The Company does not have any pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, and the Company has no knowledge of any claim or anticipated claim against the Company by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract. To the knowledge of the Company, there exists no basis for a claim of liability against the Company by any Governmental or Regulatory Authority under the Truth in Negotiations Act and/or as a result of defective cost and pricing data submitted by the Company to any Governmental or Regulatory Authority.

3.11. Real Property.

(a) The Company does not own any real property. As used herein, “Permitted Liens” means (i) prior to the Closing, the Liens designated as such on Schedule 3.11(a), (ii) statutory Liens for current ad valorem property taxes or assessments not yet due and payable and (iii) such other Liens, imperfections in title and easements, if any, which do not detract from the value of or interfere with the present or proposed use by the Company of the property subject thereto or affected thereby.

(b) Schedule 3.11(b) sets forth each interest in real property leased by the Company, the lessor of such leased property, the annual rent payable by the Company in respect of such leased property, and each lease or any other arrangement under which such property is leased (the “Leased Property”). The Company enjoys peaceful and quiet possession of its leased premises, and is not in default or breach under any such leasehold. The Company has not been informed that any lessor under any of the leases set forth on Schedule 3.11(b) (the “Real Estate Leases”) has taken action in respect of any Real Estate Lease or threatened to terminate any Real Estate Lease before the expiration date specified in such lease. The Company is entitled to the benefit of non-disturbance agreements that will permit it to continue to occupy any Leased Property under its existing leases in the event of a change in ownership or foreclosure upon the fee interest in such Leased Property.

(c) The Leased Property includes all real property necessary for the conduct of the Business and is adequate to conduct the operations of the Company as currently conducted. The Company does not need to own or lease any other real property to conduct the Business.

(d) To the knowledge of the Company, none of the buildings, plant or structures on any Leased Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. To the knowledge of the Company, all utility systems serving the Leased Property are adequate for the Business as currently conducted. Each Leased Property has adequate access for ingress from and egress to a public way. There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Leased Property.

3.12. Personal Property and Assets. The Company has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business, free and clear of all Liens. All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of the Company as currently conducted. The assets and properties of the Company include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the operations of the Company as currently conducted.

3.13. Intellectual Property.

(a) As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company.

(b) Schedule 3.13(b) hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i) – (iii) and (vi) of the definition of Intellectual Property. Schedule 3.13(b) contains a complete and accurate list of all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf”

products and “shrink wrap” software licensed to the Company in the ordinary course of business and excluding any implied licenses granted or obtained through product sales or purchases) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights (collectively, the “IP Licenses”). The Company is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software or as otherwise listed in Schedule 3.13(b).

(c) The Company owns or possesses sufficient legal rights to use all Intellectual Property necessary for or used in the Business. To the knowledge of the Company, it has not violated or infringed, and is not violating or infringing, any Intellectual Property of any other Person, and the Company has no knowledge of any violation or infringement by any Person of any Company Intellectual Property. The Company has not received any notice from any Person claiming any violation or infringement of a Person’s Intellectual Property rights.

(d) Each item of Company Intellectual Property owned by the Company is believed to be valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property. There is no threatened or reasonably foreseeable loss of any Company Intellectual Property.

(e) The Company has taken reasonable steps to protect its rights in, and/or the confidentiality of, the Company Intellectual Property. To the knowledge of the Company, no employee of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the Business.

(f) Except as noted herein or in Schedule 3.13(b), the Company’s rights in and to the Company Intellectual Property owned by the Company are free and clear of all Liens.

(g) No open source or public library software, including, but not limited to, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software owned by the Company that is incorporated into or utilized by any products of the Company where, as a result of the use of such open source or public library software, the Company is obligated to make available to third parties other than its customers the source code for the proprietary software owned by the Company that is incorporated into such products.

3.14. Accounts Receivable. All of the accounts receivable of the Company are valid and enforceable claims, subject to no set off or counterclaim, and will be collected in the ordinary course of business. All accounts receivable of the Company are determined in accordance with GAAP and arose out of bona fide transactions in the ordinary course of business.

3.15. Warranty Claims. There are, and since January 1, 2005, there have been, no material claims against the Company alleging any defects in the Company’s services or products, or alleging any failure of the products or services of the Company to meet applicable specifications, warranties or contractual commitments. The Company’s liability for breach of warranty is limited to repair or replacement of products or nonconforming parts. The Company’s liability for any breach of warranty for products manufactured or services provided prior to Closing shall not exceed the warranty reserve set forth in the most recent financial statements set forth in Section 3.7(a). The Company’s products are free from material defects and perform in accordance in all material respects with all applicable specifications, warranties and contractual commitments.

3.16. Business Relationships. Schedule 3.16 sets forth a list of all customers (other than customers under Classified Contracts) which accounted for at least $3,000,000 of consolidated net sales by the Company during the twelve calendar months ended as of July 31, 2006. To the knowledge of the Company, (a) all such customers will continue purchasing, without significant reductions, products and services from the Company, and (b) all suppliers, vendors and service providers which are material to the Company will continue after the Closing to sell the products and provide the services to the Company currently sold and provided by them. The Company’s relationships with such customers, suppliers, vendors and service providers are good commercial working relationships. During the previous 18 months, no customer representing more than $3,000,000 of consolidated annualized revenues and no significant supplier, vendor or service provider (x) has terminated or, to the knowledge of the Company threatened to terminate, its relationship with the Company, (y) has decreased or limited materially or, to the knowledge of the Company threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or (z) has materially changed or, to the knowledge of the Company threatened to change materially, its business relationship with the Company.

3.17. Regulatory and Legal Compliance. The Company is in compliance in all material respects with all Legal Requirements. Since January 1, 2003, the Company has not received any notice from any Governmental or Regulatory Authority or any other Person of any alleged violation or noncompliance. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person, including without limitation the Foreign Corrupt Practices Act of 1977, as amended and the regulations promulgated thereunder, the regulations promulgated by the General Services Administration and the laws and regulations relating to export controls. The Company maintains an accredited Sensitive Compartmented Information Facility for the handling of classified information concerning or derived from intelligence sources, methods, or analytical processes that complies with all Legal Requirements. All Company personnel who have had access to classified information have possessed the security clearance required under all applicable Legal Requirements for such access.

3.18. Licenses and Permits. Schedule 3.18 sets forth all licenses, permits, authorizations, franchises and certifications of Governmental or Regulatory Authorities held by the Company which are material to the Company or the Business. The Company is in compliance in all material respects with all such licenses, permits, authorizations, franchises and certifications, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. There are no other licenses, permits, authorizations, franchises or certifications which are material to the Company or the Business which the Company is required to obtain. The Company does not know of any threatened suspension, revocation or invalidation of any such licenses, permits, authorizations, franchises or certifications, or any basis therefor.

3.19. Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto.

(ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Schedule 3.19(b) hereto: (i) all material Tax Returns required to be filed by or on behalf of Holdings or the Company have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by Holdings or the Company for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid by Holdings or the Company, respectively, prior to the Closing unless such Taxes are being contested in good faith and are reflected in Closing Net Asset Value as finally determined pursuant to Section 1.4; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return of Holdings or the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years; (v) neither Holdings nor the Company (A) has ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (D) is a “consenting corporation” under Section 341(f) of the Code or has agreed to have Section 341(f) of the Code apply to any disposition of any Section (f) asset (as defined in former Section 341(f)(2) of the Code), (E) has agreed to or is required to make any adjustment under Code Section 481(a) or 263A, (F) is a party to any allocation or sharing agreement with respect to Taxes, (G) has ever participated in the filing of any consolidated, combined or unitary Tax Return, (H) is currently the beneficiary of any extension of time within which to file any Tax Return, and (I) has ever received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it (or the Sellers) is or may be subject to any Taxes or future taxation in such jurisdiction; (vi) all Taxes which Holdings or the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party; and (vii) Holdings is a “United States person” as such term is used in Code Section 1445.

(c) The Purchaser has been supplied with the Tax Return workpapers of Holdings and the Company and other Tax related information, which accurately set forth the tax basis of the Company’s consolidated assets and the amount of its consolidated liabilities, net operating loss and other carry forwards, and other tax attributes.

(d) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e) From the date of its organization through the date of the consummation of the Pre-Closing Transactions, the Company had in effect continuously a valid election to be taxable as an S corporation for federal and all applicable state law purposes. From the date of the consummation of the Pre-Closing Transactions through the Closing Date, the Company will be properly characterized for federal income tax purposes as a “qualified subchapter S subsidiary” that is a disregarded entity as provided in Section 1361(b)(3) of the Code. Neither Holdings nor the Company has any “net unrealized built-in gains” within the meaning of Section 1374(d) of the Code, or owns any assets acquired from a C corporation that are subject to Section 1374(d)(8) of the Code.

(f) Neither Holdings nor the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two year prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(g) Neither Holdings nor the Company has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h) Each of Holdings and the Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other Person or business and does not constitute a permanent establishment or other place of business of any other Person for any Tax purpose.

(i) The Company is not required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss under Treasury Regulations under Section 1502 of the Code (or, in each case, under any similar provision of applicable law) or as a result of the transactions contemplated by this Agreement.

(j) The Company is not party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code or is not operated in accordance with such requirements.

3.20. Litigation. Except as set forth on Schedule 3.20, no action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against any member, officer, director or employee of the Company in relation to the affairs of the Company. The Company is not currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental or Regulatory Authority.

3.21. Employees and Compensation.

(a) The Company is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.

(b) The Company’s employees are not represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Company, threatened against the Company.

(c) There are no employment or consulting contracts or arrangements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company other than as described on Schedule 3.9. Schedule 3.21 sets forth a complete list, as of August 31, 2006 of all employees of and consultants to the Company, with annual compensation in excess of $50,000, showing date of hire, hourly rate or salary or other basis of compensation and job function, all as of August 31, 2006 and other benefits accruing pursuant to the Company’s standard policies, including without limitation paid time off or vacation pay. To the knowledge of the Company, no officer or key employee of the Company intends to terminate his or her employment with the Company.

3.22. ERISA; Compensation and Benefit Plans.

(a) Schedule 3.22(a) sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or

Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

(b) With respect to each Benefit Plan, the Company has delivered to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c) Except as otherwise provided on Schedule 3.22(c) with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under Internal Revenue Service pronouncements, that the plan is qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code, and no such determination letter, opinion letter or advisory letter has been revoked, nor to the Company’s knowledge has revocation been threatened, and the Company has no knowledge of any reason why the plan is not so qualified; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental or Regulatory Authority are pending or, to the knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Company in accordance with GAAP, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires the Company to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance in all material respects with

Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) Except as set forth on Schedule 3.22(f), the consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

3.23. Environmental Matters. The use by the Company of its premises and assets, the Company’s occupancy and operation thereof, and the conduct of the Company’s operations and business, are in compliance in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

3.24. Insurance. Schedule 3.24 sets forth all insurance policies under which the Company is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. Such insurance policies are valid and in full force and effect, and the Company has not received any notice that such policies are inadequate to insure against all liabilities, claims and risks of the Company. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. The Company has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies.

3.25. Affiliate Transactions. Except as set forth on Schedule 3.25, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, employees, members, or any of their respective relatives or Affiliates, other than compensation and benefits arrangements between the Company, as employer, and such Person, as employee, in the usual, regular and ordinary course of business, and (b) none of such Persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was Affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company. As used herein, “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.26. Absence of Material Undisclosed Liabilities. Except for (a) accounts payable, accrued expenses and other liabilities or obligations reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations of future performance under contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, the Company will not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

3.27. Brokers. Except as set forth on Schedule 3.27, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers or the Company in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

3.28. Export Controls. The Company does not have a customer, supplier or distributor relationship with, or is a party to any agreement with, any Person (i) organized or domiciled in or that is a citizen of, the Balkans, Burma (Myanmar), Cuba, Iran, Liberia, North Korea, Sudan, Syria or Zimbabwe (including any Governmental or Regulatory Authority within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

3.29. Certain Payments. None of the Company nor, to the knowledge of the Company, any director, officer, consultant, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental or Regulatory Authority, (b) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that each of the statements contained in this ARTICLE 4 is true and correct and will be true and correct as of the Closing Date:

4.1. Investment Representations.

(a) The Securities are being acquired by the Purchaser solely for the Purchaser’s own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution in violation of the Securities Act.

(b) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the proposed investment in the Securities.

(c) The Purchaser understands that the Securities may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Securities or an available exemption from registration, such Securities may be required to be held indefinitely.

(d) In no event, however, will this Section limit or impair in any way the Purchaser’s right to bring a claim in respect of this Agreement or the Transactions.

4.2. Organization and Authority; Consents; No-Conflict. The Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. The Purchaser has full power and authority and has taken all required action on its part (including board approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents to which the Purchaser is or will be a party. Except for applicable filings and approvals under the HSR Act, no consent, approval or authorization of or declaration or filing with any Governmental or Regulatory Authority or any party to any contract with the Purchaser is required on the part of the Purchaser for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser is a party or by which the Purchaser is bound.

4.3. Validity and Enforceability. This Agreement is, and each of the other Transaction Documents to which the Purchaser is a party shall be when executed and delivered by the Purchaser, the valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.4. Litigation. No action, arbitration, suit, proceeding or investigation against the Purchaser is pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby.

4.5. Brokers. Except as set forth on Schedule 4.5, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

4.6. Financial Ability. To the knowledge of the Purchaser, no condition of the Purchaser exists that could reasonably be expected to prevent the Purchaser from acquiring the funds necessary to finance the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF THE COMPANY AND THE SELLERS

5.1. Conduct of the Business. The Company will, and the Sellers will cause the Company to, comply with the following covenants prior to the Closing, unless otherwise approved in writing by the Purchaser.

(a) The Company will, and the Sellers will cause the Company to:

(i) maintain its legal existence;

(ii) use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii) conduct its business only in the ordinary course (including without limitation the collection of receivables and the payment of payables and capital expenditures); and

(iv) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company and the Sellers set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b) The Company will not, and the Sellers will cause the Company not to:

(i) change its method of management or operations in any material respect;

(ii) dispose, acquire or license any assets or properties in an aggregate amount in excess of $50,000 or make any commitment to do so;

(iii) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, other than employee advances, credit cards and expense reimbursements;

(iv) modify, amend, cancel or terminate any Material Contract or any other existing agreement, contract or instrument material to the Company or the Business;

(v) make any change in the compensation paid or payable to any indirect personnel of the Company whose annual compensation is greater than $120,000;

(vi) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of the Company;

(vii) enter into any contract or agreement with respect to which the Company has any liability or obligation involving more than $100,000, contingent or otherwise, or which may otherwise have any continuing effect after the Closing (other than in the ordinary course of business, and other than such liabilities or obligations that are billable directly to a client or customer of the Company), or which may place any limitation on the method of conducting or scope of the Business;

(viii) make or cause to be made any redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of the Company (excluding dividends and distributions thereon or with respect thereto, which are expressly permitted to the extent of cash and cash equivalents of the Company and provided that such dividends or distributions would not cause the Company to be unable to satisfy its obligations as they come due in the ordinary course of business, would cause the Company to be insolvent or would result in the Company having less than $4,800,000 of Closing Net Asset Value at Closing), or any option, warrant or right to acquire any such capital stock or equity securities except as contemplated by the Pre-Closing Transactions;

(ix) make any change in its accounting practices or procedures;

(x) except as required by law, file or make any change to any material Tax election or any Tax Return;

(xi) change its customer pricing, rebates or discounts, other than in the ordinary course of business;

(xii) acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xiii) cancel or waive any rights of substantial value, or pay, discharge or settle any claim;

(xiv) make any capital expenditures that, individually or in the aggregate, exceed $25,000;

(xv) take any other action which could have a Company Material Adverse Effect, or could materially and adversely affect or detract from the value of the Company, its assets or the Business;

(xvi) enter into any contract or arrangement (other than the Pre-Closing Transactions) with, make any loans to, or borrow money from, either directly or indirectly, any of its officers, employees, members, or any of their respective relatives or Affiliates; or

(xvii) commit to do any of the foregoing referred to in clauses (i)—(xvi).

5.2. Access. Until the Closing Date, if requested by the Purchaser, the Company and Holdings will, and the Sellers will cause the Company and Holdings to, permit the Purchaser, its financing sources and their respective representatives, during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and Holdings and (b) any employees, advisors, consultants, other personnel, service providers, vendors or suppliers of, or others having material business relations with, the Company or Holdings. Until the Closing Date, each of the Company and Holdings will, and the Sellers will cause each of the Company and Holdings to, furnish promptly to the Purchaser such additional data and other information as to its affairs, assets, business, properties, employees or prospects as the Purchaser, its financing sources or their representatives may from time to time reasonably request. The Company and the Sellers shall provide reasonable cooperation in connection with Purchaser obtaining any financing in connection with the transactions contemplated hereby.

5.3. Efforts; Cooperation.

(a) The Company and the Sellers will use all reasonable efforts to cause the conditions specified in Section 8.1 to be satisfied as soon as practicable.

(b) The Company and the Sellers will cooperate with any reasonable request by the Purchaser or its financing sources in connection with the Purchaser’s financing of the Transaction. For example, if requested by the Purchaser, the Company and the Sellers will reasonably assist the Purchaser in obtaining any mortgage, leasehold mortgage, landlord waiver, control agreement, collateral assignment or other document, instrument or agreement reasonably requested by the Purchaser’s financing sources.

(c) To the extent required in connection with the Transactions contemplated by this Agreement, within five (5) business days following the date of execution of this Agreement each of the Company and the Purchaser shall promptly make or cause to be made any and all required filings under the HSR Act, and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

5.4. Financial Statements.

(a) As soon as practicable but in no event later than thirty (30) days after the Closing, the Company shall obtain and deliver to the Purchaser (i) if requested by Purchaser, the audited, consolidated balance sheet of the Company as at December 31, 2004 and 2003, and the audited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal years then ended, (ii) the unaudited consolidated interim financial statements of the Company as of and for the six months ended June 30, 2006 and the corresponding period for the preceding year, reviewed by the Company’s independent auditors in accordance with Statement on

Auditing Standards No. 100 “Interim Financial Information” and (iii) a commitment in writing from Snyder Cohn Collyer Hamilton & Associates P.C., the Company’s independent auditor (subject to performing the keeping-current procedures required by generally accepted auditing standards), (1) consenting to the inclusion of their report issued in connection with their audit of the Company’s financial statements for the fiscal years ended December 31, 2005, 2004 and 2003 in a periodic report on Form 8-K or Form 8-KA to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) and (2) if such auditor agrees, representing that such financial statements comply with the rules and regulations promulgated by the SEC. The Purchaser acknowledges and agrees that it shall be responsible for all costs and expenses relating to the preparation of the financial statements and the audit thereof required by this Section 5.4(a) (the “Financial Statement Expense”). For the avoidance of doubt, the Financial Statement Expense shall (i) not include any expense associated with the audit of the financial statements for the year ended December 31, 2005 and (ii) not be deemed a liability or expense of the Company or the Sellers for any purpose, including, without limitation, EBITDA and Closing Net Asset Value.

(b) For the period commencing as of the date hereof and ending as of the Closing Date, the Company shall deliver to the Purchaser the (a) unaudited balance sheet of the Company for each month after the month of the most recent financial statements listed in Section 3.7(a), and (b) related unaudited statements of cash flows and income for the period then ended. Such financial statements shall be delivered within 20 days after the end of such month or, if earlier, contemporaneously with the delivery of such financial statements to the directors, stockholders or lenders of the Company and shall be prepared in accordance with the Company’s past practices.

5.5. Nonsolicitation. From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, neither the Company nor any of the Sellers will, directly or indirectly, (a) solicit any competing offers for the recapitalization or purchase of the Company or the purchase of all or any substantial portion of the equity securities or assets (including by merger or in any other form of transaction) of the Company, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such transaction or (c) furnish confidential information to any Person in connection with any such transaction. The Company and the Sellers will promptly disclose to the Purchaser all such unsolicited offers or indications of interest.

5.6. Confidentiality. At all times following the Closing, no Seller shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Company or the Business, including information of others that the Company has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Sellers, (b) as required in connection with the performance of such Seller’s duties as an employee of the Company, (c) to the extent that disclosure of such information is required by law or legal process (but only after the Seller has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure), or (d) to the extent that such information becomes lawfully available to the Sellers, or their respective Affiliates, after the Closing Date on a non-confidential basis from a third Person who is not under an obligation of confidentiality to the Purchaser or the Company.

5.7. Noncompetition.

(a) During the Noncompetition Period (as hereinafter defined) (i) no Seller will, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than the Company, engage in or assist any other Person to engage in any Covered Business (as hereinafter defined) anywhere in the United States, or anywhere else in the world where the Company does business, (ii) no Seller will, directly or indirectly, solicit or endeavor to entice away from the Company, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one year period prior thereto, an employee of or consultant to the Company and (iii) no Seller will, directly or indirectly, solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, the Company. The foregoing shall not prevent any of the following: (i) any Seller from owning for investment purposes up to 3% of the outstanding securities of a publicly traded company engaged in any Covered Business, or (ii) any Member from making and/or owning an equity investment of up to 3% of the outstanding securities in a privately-held company that is engaged in the Covered Business so long as such equity investment is held as a passive investment only and not with a view towards controlling or directing the affairs of such Person.

(b) For purposes of this Section 5.7, the following terms shall have the following meanings:

“Company” shall mean the Company, each of its subsidiary, parent and affiliated companies, whether now existing or created in the future, and all of their respective successors and assigns.

“Covered Business” means (i) any business in which the Company is engaged as of the Closing, and (ii) for any Seller that is an employee of the Company after the Closing, shall also include any business in which the Company is engaged during such Seller’s employment.

“Noncompetition Period” means the period commencing as of the Closing and ending as of the later of (i) the 3 year anniversary of the Closing and (ii) for any Seller that is an employee or consultant of the Company after the Closing (other than Ann J. Holcomb and Ronald Hammond, Jr.), the 2 year anniversary of the termination of such Seller’s employment or engagement, whether by the Company or the Seller.

5.8. Injunctive Relief. The Company and the Sellers acknowledge that any breach or threatened breach of the provisions of Sections 5.5, 5.6 or 5.7 of this Agreement will cause irreparable injury to the Purchaser, the Company and/or their respective subsidiaries for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser (in the case of Section 5.5) and the Purchaser, the Company and/or such subsidiaries (in the cases of Sections 5.6 and 5.7) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Company and/or the Sellers, as the case may be, from committing such breach or threatened breach. The right provided under this Section 5.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company or such subsidiaries.

5.9. Reasonable Restrictions. Each Seller (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5.6 and 5.7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential information of the Business, (c) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (d) will be able to earn a satisfactory livelihood without violating this Agreement and (e) understands that this Agreement is assignable by the Company and the Purchaser and shall inure to the benefit of their respective successors and permitted assigns.

5.10. Company Intellectual Property. If any Seller owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, such Seller shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. Each Seller shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section. Each of the Sellers hereby irrevocably designates and appoints the Purchaser and its agents as its attorneys-in-fact to act for and on such Sellers’ behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by such Seller.

5.11. General Release. Effective as of the Closing, each Seller voluntarily, knowingly and irrevocably releases and forever discharges the Company and its officers, directors, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of such Seller under this Agreement and any other agreements contemplated by this Agreement to be executed at or prior to Closing, including, without limitation, employment and consulting agreements.

5.12. Sale Bonus Plans; Key Employee Noncompetition Agreements.

(a) Prior to the Closing, the Company shall transfer and assign all of its interest to Holdings, and Holdings shall assume all obligations of the Company under the incentive plans and bonus agreements set forth on Schedule 5.12(a) (the “Sale Bonus Plans”). The Members shall cause Holdings, and Holdings shall, make the maximum awards authorized under the Sale Bonus Plans and Holdings shall make all required payments thereunder.

(b) The Company has executed Confidential Information, Invention Assignment and Non-Competition Agreements with its employees named in Schedule 5.12(b) (the “Noncompetition Agreements”). Prior to Closing, the Sellers shall cause the

Noncompetition Agreements to be amended to delete any reference to the Sale Bonus Plans. If, subsequent to Closing, the Company or the Purchaser notifies Holdings that any such employee has breached the covenants contained in a Noncompetition Agreement, then, without limiting the remedies available to the Company, Holdings shall (if Holdings, or a trustee appointed by Holdings, agrees that such breach has occurred, which shall be in Holdings’ or such Trustee’s, as the case may be, sole discretion) exercise all of its legal and equitable remedies, including any rights it may have under the Sale Bonus Plans resulting from the employee’s non-compliance with the Noncompetition Agreements.

5.13. Joinder. Upon the formation of Holdings in connection with the Pre-Closing Transactions, each of the Members shall take all actions necessary to cause Holdings to become a signatory to this Agreement, agreeing to be bound by all the terms of this Agreement (which event shall not be deemed to be an amendment of this Agreement) pursuant to an instrument of accession or other joinder agreement in substantially the form attached hereto as Exhibit 5.13 (the “Joinder Agreement”).

5.14. Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article 8 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided, however, that except for the execution of new customer contracts or changes in the compensation, title or responsibilities of employees in each case permitted under Section 5.1(b) hereof, and except for new hires of indirect personnel, no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

5.15. Employees and Benefit Plans.

(a) Purchaser will cause the Company to employ or to continue to employ the Employees as of the Closing Date as set forth in Schedule 5.15 (the “Transferred Employees”), with the understanding that such employment shall be at will for all employees other than those who have entered into employment agreements with the Company.

(b) Unless commercially unreasonable, Purchaser will cause the Company to maintain in effect for at least the one year period immediately following the Closing the Benefit Plans of the Company in effect as of Closing, as set forth on Schedule 3.22(a), including, without limitation, the Company’s medical and dental plan, disability benefit plan, life insurance plan, 401(k) plan, bonus plan(s) and severance benefit plan. Thereafter, with respect to the Transferred Employees, Purchaser (or the Company) shall (i) cause any Transferred Employee that was covered under a Benefit Plan of the Company immediately prior to the termination thereof to be covered by a reasonably comparable employee benefit plan, program, or arrangement maintained by the Purchaser or the Company without limitations on pre-existing conditions (and the amount of any expenses incurred prior to the Closing Date under the Benefit Plans of the Company shall be credited toward satisfaction of deductibles under the benefit plans of the Purchaser or the Company), and (ii) recognize the service completed with the Company by the Transferred Employees prior to the Closing Date for purposes of determining eligibility service and vesting service under any employee benefit plan, program or arrangement maintained by Purchaser or the Company for their employees on or after termination of any of the Benefit Plans.

5.16. Pre-Closing Transactions. For the period commencing as of the date hereof and ending as of the Closing Date, each of the Company and the Sellers shall use all reasonable efforts to consummate the Pre-Closing Transactions in form and substance satisfactory to Purchaser. Without limiting the generality of the foregoing, each of the Company and the Sellers shall furnish to Purchaser drafts of all proposed documents related to the consummation of the Pre-Closing Transactions (including without limitation all organizational documents of Holdings and all assignment or transfer documents) and provide Purchaser with a reasonable opportunity to review, comment and approve all such documents. For avoidance of doubt, none of the Pre-Closing Transaction documents shall be finalized without Purchaser’s prior approval.

ARTICLE 6

COVENANTS OF THE PURCHASER

6.1. Representations and Warranties. Until the Closing Date, the Purchaser will not take any action that would cause any of the representations and warranties made by the Purchaser in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

6.2. Efforts. Pending the Closing, the Purchaser will use all reasonable efforts to cause the conditions specified in Section 8.2 to be satisfied as soon as practicable.

6.3. Confidentiality. Pending the Closing, all proprietary information obtained by the Purchaser from or on behalf of the Company will be kept confidential and will not be disclosed by the Purchaser other than to its Affiliates, partners, directors, officers, employees, advisors and financing sources; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by the Purchaser from a third party (entitled to disclose such information) without restriction as to disclosure by the Purchaser, (b) was known by the Purchaser prior to its disclosure by or on behalf of the Company, (c) is in the public domain or enters into the public domain through no fault of the Purchaser, (d) is independently developed by the Purchaser without reference to information provided by the Company or (e) the Purchaser is required by law or legal process to disclose (but only after the Purchaser has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). If this Agreement is terminated, and if requested in writing by the Company, the Purchaser will cause to be delivered to the Company all materials obtained by the Purchaser from or on behalf of the Company, whether obtained before or after the date of this Agreement.

6.4. Certain Security Clearances. Purchaser hereby covenants and agrees that it will cause the Company to hold and maintain the security clearances of John A. Cross and Louise V. Brouillette from and after Closing so long as (a) such Persons remain engaged by the Company pursuant to their Consulting Agreements and (b) the relevant customers approve the maintenance of such security clearances.

ARTICLE 7

TAX COVENANTS

7.1. Consistent Tax Reporting. The Sellers, the Company and the Purchaser shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently as set forth in the Introduction to this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

7.2. Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Holdings or the Company for taxable periods ending on or before the close of business on the Closing Date (“Pre-Closing Taxable Periods”) which have not been filed prior to the Closing Date. The Sellers shall permit the Purchaser to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. All Tax Returns to be prepared by or for the Sellers pursuant to this Section 7.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Sellers shall be responsible for all Taxes of Sellers and the Company for all Pre-Closing Taxable Periods, other than with respect to the Company the Tax reserve set forth on the face of the most recent balance sheet (rather than in any notes thereto) (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) to the extent reflected in Closing Net Asset Value as finally determined pursuant to Section 1.4 and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Taxable Periods to the extent such Taxes have not already been paid by the Sellers (including payments made by the Company or the Sellers prior to the Closing), and such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority.

7.3. Tax Periods Beginning Before and Ending After the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company for taxable periods which begin before the Closing Date and end after the Closing Date. The Sellers shall be responsible for all Taxes of Sellers and the Company which relate to the portions ending at the close of business on the Closing Date of any taxable periods to the extent such Taxes have not already been paid by the Sellers (including payments made by the Company or the Sellers prior to the Closing) other than with respect to the Company the Tax reserve set forth on the face of the most recent balance sheet (rather than in any notes thereto)(excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) to the extent reflected in Closing Net Asset Value as finally determined pursuant to Section 1.4. The Sellers shall pay to (or as directed by the company) any such amounts relating to the Company, and such payments shall be made in each applicable case by no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority. For purposes of this Section 7.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending at the close of business on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended at the close of business on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be on a basis consistent with the allocations made pursuant to the preceding sentence. All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner that endeavors to be consistent with the prior practice of the Company to the extent such practice complies with applicable law. Notwithstanding anything to the contrary elsewhere in this Agreement, any Tax liability of Holdings or the Company resulting from income or gain recognized under Section 1374 of the Code as a result of any actual or deemed asset sale (and for all corresponding foreign, state and local tax law purposes) shall be the responsibility of the Seller.

7.4. Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Sellers shall cooperate fully, to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to Sections 7.2 and 7.3 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Sellers agree (i) to provide to the Company, upon request, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record-retention agreements entered into with any Tax authority, and (ii) to give the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Company so requests, the Sellers shall allow the Company to take possession of such books and records.

(c) If requested by the Purchaser, the Company and the Sellers will cooperate with the Purchaser to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company (including, but not limited to, with respect to the Transactions contemplated hereby).

7.5. Control of Audits. After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (each, a “Contest”). In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Sellers shall control the conduct of such Contest, but the Company shall have the right to participate in such Contest at its own expense, and the Sellers shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company for any taxable year (or portion thereof) after the Closing Date without the written consent of Company, which shall not be unreasonably withheld; provided that, if the Sellers fail to assume control of the conduct of any such Contest within 30 days following the receipt by the Sellers of notice of such Contest, the Company shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede any portion of such Contest.

7.6. Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be shared equally between the Purchaser on the one hand, and the Sellers on the other hand, with 50% being paid by the Purchaser and 50% being paid by the Sellers when due, and the Company will, at the expense of the Purchaser and the Sellers (shared equally on a 50/50 basis), file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Purchaser and the Sellers will join in the execution of any such Tax Returns and other documentation.

ARTICLE 8

CONDITIONS TO CLOSING

8.1. Conditions to Obligations of the Purchaser. Unless waived in writing by the Purchaser, the obligation of the Purchaser hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Sellers and/or the Company contained in this Agreement shall be true and accurate in all material respects (except that the representations and warranties contained in Article 2 and Section 3.6, and each other representation or warranty to the extent qualified by materiality or Company Material Adverse Effect, shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Company and the Sellers shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

(c) Compliance Certificate. The Purchaser shall have received a certificate of the Sellers and the Company certifying as to the matters set forth in Sections 8.1(a) and (b) above.

(d) Required Consents Received. The Company and the Sellers shall have obtained and delivered to the Purchaser copies of all Required Consents listed on or required to be listed on Schedule 3.4, and no such Required Consents shall have been withdrawn, suspended or conditioned.

(e) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or Governmental or Regulatory Authority having competent jurisdiction.

(f) Management Arrangements. Each of Ann J. Holcomb, Ronald Hammond, Jr. and Edward Balint and the Company shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit 8.1(f) (the “Employment Agreements”).

(g) Certificates; Documents. The Purchaser shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company: (i) the Company’s certificate of formation, as amended, certified by the Secretary of State of Virginia as of a recent date; (ii) a certificate of the Secretary of State of Virginia as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s limited liability company agreement, as amended; (iv) votes adopted by the stockholders and resolutions adopted by the directors of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) evidence as of a recent date of the qualification of the Company as a foreign corporation in the jurisdictions listed on Schedule 3.3. The Purchaser shall also have received such other certificates, documents and materials as it shall reasonably request.

(h) Escrow Agreement. The Sellers and the Escrow Agent shall have entered into the Escrow Agreement.

(i) Pre-Closing Deliveries. The Sellers and the Company shall have delivered the items, certificates and documents required by Section 1.2(b).

(j) HSR Act. The waiting period under the HSR Act applicable to the Transactions contemplated by this Agreement shall have expired or been terminated.

(k) Licenses, Consents, Etc. Received by Purchaser. The Purchaser shall have obtained all consents, licenses, approvals, authorizations and permits required to be obtained by it as a result of the Transactions contemplated hereby, in each case in which the failure to obtain the same would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby or to operate the Business after the Closing, and no such consent, license, approval, authorization or permit shall have been withdrawn, conditioned or suspended.

(l) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

(m) Consulting Agreements. Each of John A. Cross and Louise V. Brouillette and the Purchaser shall have entered into a Consulting Agreement in substantially the form attached hereto as Exhibit 8.1(m) (the “Consulting Agreements”).

(n) Pre-Closing Transactions. The Pre-Closing Transactions shall have been effected in form and substance satisfactory to Purchaser.

(o) Indebtedness. Purchaser shall have received evidence in form and substance reasonably satisfactory to Purchaser that all Indebtedness has been fully paid off and discharged, and all Liens securing such Indebtedness have been terminated and released.

(p) Transition Agreement. Purchaser shall have entered into a Transition Agreement with Sotron Solutions in form and substance reasonably satisfactory to Purchaser.

8.2. Conditions to Obligations of the Company and the Sellers. Unless waived in writing by the Sellers, the obligation of the Company and the Sellers hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties contained in ARTICLE 4 shall be true and accurate in all material respects on and as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing.

(c) Compliance Certificate. The Sellers shall have received a certificate of the Purchaser certifying as to the matters set forth in Sections 8.2(a) and (b) above.

(d) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or Governmental or Regulatory Authority having competent jurisdiction.

(e) HSR Act. The waiting period under the HSR Act applicable to the Transactions contemplated by this Agreement shall have expired or been terminated.

(f) Certificates and Certain Documents. The Sellers shall have received copies of each of the following for the Purchaser certified to its satisfaction by an officer of the Purchaser: (i) the Purchaser’s certificate of formation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Purchaser; and (iii) resolutions adopted by the directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions. The Sellers shall also have received such other certificates, documents and materials as the Sellers Representative shall reasonably request.

(g) Consulting Agreements. Purchaser shall have executed the Consulting Agreements with each of John A. Cross and Louise A. Brouillette.

(h) Employment Agreements. Purchaser shall have executed the Employment Agreements with each of Ann J. Holcomb, Ronald Hammond, Jr. and Edward Balint.

ARTICLE 9

TERMINATION

9.1. Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Sellers;

(b) by the Purchaser, if the Company or the Sellers shall have breached or failed to perform in any material respect any of their respective obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Sellers and/or the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.1(a), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Company or the Sellers written notice identifying such breach, failure or misrepresentation;

(c) by the Sellers, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.2(a), and such breach, failure or misrepresentation is not cured to the Sellers’ reasonable satisfaction within 10 days after the Sellers give the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Purchaser, if the conditions set forth in Section 8.1 become incapable of satisfaction;

(e) by the Sellers, if the conditions set forth in Section 8.2 become incapable of satisfaction; or

(f) by the Purchaser or the Sellers, if the Closing shall not have occurred on or before November 30, 2006, which date shall be automatically extended for up to 30 days if conditions to Closing are not then satisfied solely as a result of the failure to obtain expiration or termination of the waiting period under the HSR Act applicable to the Transactions, or such other date, if any, as the Purchaser and the Sellers may agree in writing;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein. For this purpose, any breach of this Agreement by the Company or any Seller shall be considered a breach of the Agreement by the Company and all of the Sellers.

9.2. Effect of Termination.

(a) If this Agreement is terminated (i) under Section 9.1(a) herein or (ii) under Sections 9.1(d), (e) or (f) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company and the Sellers to the Purchaser, and of the Purchaser to the Company and the Sellers, will terminate without further liability of any party hereto.

(b) If this Agreement is terminated under Section 9.1(b), (c), (d), (e) or (f) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

(c) The obligations of the Purchaser under Section 6.3 shall survive the termination of this Agreement for a period of two years.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser, the Sellers or the Company. No action for a breach of the representations and warranties contained herein shall be brought more than eighteen (18) months following the Closing Date, except for (a) claims arising out of the representations and warranties contained in Article 2 (Representations and Warranties Concerning Members) or Sections 3.4 (Due Authorization; No-Conflict), 3.6 (Capitalization) or 4.2 (Organization and Authority; Consents; No Conflicts), which shall survive indefinitely after the Closing, (b) claims arising out of the representations and warranties contained in Sections 3.19 (Tax Matters), 3.22 (ERISA; Compensation and Benefit Plans), 3.25 (Affiliate Transactions), 3.27 (Brokers) or 4.5 (Brokers) which shall survive until thirty (30) days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, and (c) claims of which the Sellers have been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Sellers, within such 18-month period. The representations and warranties contained in Article 2 and Sections 3.4, 3.6, 3.19, 3.22, 3.25, 3.27, 4.2 and 4.5 are sometimes collectively referred to herein as the “Specified Representations”.

10.2. Indemnification Limits. The Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breach of the representations and warranties of the Sellers and/or the Company contained herein, (a) with respect to any individual claim of the Purchaser Indemnified Parties’ therefor, unless and only to the extent that, such claim exceeds $10,000, (b) unless, and only to the extent that, the Purchaser Indemnified Parties’ cumulative aggregate claims therefor exceed $500,000, or (b) for a cumulative aggregate amount in excess of $10,000,000; provided, that claims for breach of any of the Specified Representations shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (c) has been reached. For all purposes of this Article 10, when determining whether a representation or warranty of any Seller or the Company has been breached or is inaccurate and the amount of the Losses, any Company Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

10.3. Indemnification by the Sellers.

(a) Subject to the other terms of this Article 10, each of John A. Cross and Louise V. Brouillette (collectively, the “Principal Members”) agrees jointly and severally, and each of Ann J. Holcomb, Ronald Hammond, Jr. and Mark Oliva (collectively, the “Minority Members”) agrees severally and not jointly, to indemnify and hold the Purchaser and its Affiliates, including without limitation the Company (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to (i) any breach or violation of the representations or warranties of the Sellers (other than those set forth in Article 2) or the Company set forth in this Agreement (including the schedules), (ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement required to be performed prior to or at the Closing, (iii) any breach or violation of covenants or agreements of the Sellers set forth in this Agreement, (iv) the failure of any portion of the Indebtedness or the Sellers’ Expenses to be paid at or prior to Closing (other than such Indebtedness for which the Purchaser is to make payment pursuant to Section 1.2(c)), (v) any Lien on any property or assets of the Company after the Closing as a result of matters existing or relating to any period prior to the Closing, other than Permitted Liens, (vi) any litigation, suit, proceeding, arbitration or investigation with respect to the affairs of the Company prior to the Closing or (vii) any failure by Holdings to pay in full and satisfy all obligations to employees of the Company (including all payments and obligations to be made or performed at Closing or at anytime after Closing) under the Sale Bonus Plans. The Sellers shall not have a right of contribution, or any other means of recovery, from the Company for the Sellers’ indemnification obligations hereunder.

(b) Each Member shall severally, but not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against all Losses arising out of or relating to any breach or violation of the representations or warranties of such Member in Article 2 of this Agreement (including the schedules).

(c) Subject to the other limitations set forth herein, the indemnification and hold harmless obligations of the Principal Members and the Minority Members with respect to Losses of the Purchaser Indemnified Parties pursuant to Section 10.3(a) shall be limited to each such Member’s Pro Rata Share (as defined below) thereof; provided, however, that to the extent that any Purchaser Indemnified Party is entitled to indemnification for Losses pursuant to Section 10.3(a) and such indemnification is not available for any reason from any Member, each of the Principal Members shall be jointly and severally liable for the full amount of such Losses.

In the event that the indemnification and hold harmless obligations of either of the Principal Members with respect to Losses of the Purchaser Indemnified Parties pursuant to Section 10.3(a) shall be in excess of such Member’s Pro Rata Share thereof, such Member shall be entitled to contribution from each other Member in accordance with and to the extent of each such other Member’s Pro Rata Share of such Losses. In order to exercise their respective rights to the foregoing contribution with respect to any specific Losses, each Principal Member, as the case may be, shall make a written demand therefor from each other Member. For the avoidance of doubt, in no event shall the application of the contribution right set forth in this paragraph cause any Member to be liable for more than such Member’s Pro Rata Share of the subject Losses. “Pro Rata Share” for a specified Member shall mean the percentage set forth opposite his or her name as set forth on Schedule 10.3(c).

(d) No Purchaser Indemnified Party may initiate a claim for indemnification under this Agreement without the prior approval of the Purchaser.

10.4. Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Sellers harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement.

10.5. Procedures for Indemnification of Third Party Claims.

(a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b) If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 10 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a material adverse effect on the Business or assets, affairs, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c) The parties will cooperate fully with each other in connection with the defense of any Claim.

(d) Notwithstanding anything to the contrary contained herein, in the event of a Contest, the provisions of Section 7.5 shall govern.

10.6. Right of Set-Off. If the Sellers have not satisfied in cash any indemnification obligation owed by them hereunder, the Purchaser or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the Purchaser or any of its Affiliates to any of the Sellers including, without limitation, any amounts due to the Sellers pursuant to Section 1.5 and Schedule 1.5.

10.7. Escrow Agreement. If any of the Purchaser Indemnified Parties seeks to make a claim for indemnification pursuant to Section 10.3(a), then the Purchaser shall be required to submit such claim in accordance with the terms of the Escrow Agreement prior to any such Purchaser Indemnified Party seeking payment directly from any Seller with respect to such claim; provided, however, that in the case of an indemnification claim by any Purchaser Indemnified Party relating to either (a) the failure of Holdings to pay any portion of the amount due to Purchaser after the final determination of the Closing Purchase Price pursuant to Section 1.4(e) or (b) any failure by Holdings to pay in full and satisfy all obligations to employees of the Company (including all payments and obligations to be made or performed at Closing or at anytime after Closing) under the Sale Bonus Plans, such Purchaser Indemnified Party shall be entitled to first seek payment directly from any Seller with respect to such claim prior to submitting such claim in accordance with the terms of the Escrow Agreement.

10.8. Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article shall, to the maximum extent permitted by law, be treated as an adjustment to the purchase price for Tax purposes.

10.9. Limitations on Remedies. No party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing under this Section 10.9 shall preclude any recovery by an Indemnified Party against an Indemnifier for third party Claims.

10.10. Calculation of Amount, Claims and Losses. The amount of any claims or Losses subject to indemnification under Section 10.3 shall be calculated net of any amounts recovered by the Purchaser or its Affiliates (including the Company after the Closing) under applicable insurance policies (but taking into account any deductible or retention and initial premium increase resulting therefrom) held by the Purchaser or its Affiliates (including the Company after the Closing), and the Purchaser agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder. The amount of any claims or Losses subject to indemnification under Section 10.3 shall be calculated net of the present value of any Tax benefits to the Purchaser or its Affiliates (including the Company after the Closing) resulting from the matter giving rise to the indemnification claim hereunder (computed at the highest effective marginal tax rates at which the Purchaser is then paying Taxes and limited to the extent that the Tax benefits can be utilized by the Purchaser).

ARTICLE 11

MISCELLANEOUS

11.1. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

(a)	if to the Sellers or, prior to the Closing, the Company, to:

c/o John A. Cross

3516 Prosperity Avenue

Fairfax, Virginia 22031

Facsimile: 703.207.8584

E-mail: crs@erols.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Blvd, Suite 1200

McLean, VA 22102

Attention: Jeffrey R. Houle, Esq.

Facsimile: 703.714.8336

E-mail: houlej@gtlaw.com

(b)	if to the Sellers Representative, to:

John A. Cross

3516 Prosperity Avenue

Fairfax, Virginia 22031

Facsimile: 703.207.8584

E-mail: crs@erols.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Blvd, Suite 1200

McLean, VA 22102

Attention: Jeffrey R. Houle, Esq.

Facsimile: 703.714.8336

E-mail: houlej@gtlaw.com

(c)	if to the Purchaser or, after the Closing, the Company, to:

L-1 Identity Solutions, Inc.

177 Broad St.

Stamford, CT 06901

Attention: Robert V. LaPenta

Facsimile: 203.504.1150

email: rlapenta@L1id.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Charles J. Johnson, Esq.

Facsimile: 617.248.4000

E-mail: cjohnson@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

11.2. Severability and Governing Law; Forum. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws principles. Any proceeding arising out of or relating to this Agreement may be brought in the state or federal courts located in the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to venue or to convenience of forum.

11.3. Amendments, Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser and the Sellers Representative. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4. Expenses. Except as otherwise expressly provided in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided, however, that if the Closing occurs, the Sellers shall be responsible for the Sellers’ Expenses (including any expenses incurred by the Sellers after the Closing).

11.5. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that after the Closing (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or the Company or any of their respective successors and assigns and (b) this Agreement may be assigned by the Purchaser to any of its Affiliates, provided such assignment does not relieve the Purchaser of its obligations hereunder, or to any Person acquiring a material portion of the assets, business or securities of the Company or Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

11.6. Entire Agreement. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

11.7. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

11.8. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.9. Further Assurances. Following the Closing, the Sellers will execute and deliver to the Purchaser such documents and take such other actions as the Purchaser may reasonably request in order to fully consummate the Transactions.

11.10. Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

11.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

11.12. Publicity. No party shall issue a press release or make any other public announcement concerning the Transactions contemplated by this Agreement before or after the Closing without the prior written consent of the Purchaser and the Sellers, except to the extent required by law.

11.13. Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, (it being understood that the disclosures in any section of the disclosure schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless it is reasonably apparent from a reading of such section of the disclosure schedule that it also applies to other sections).

11.14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.15. Exclusive Agent for Sellers. John A. Cross shall serve as the exclusive agent of the Sellers for all purposes of this Agreement and the Transactions contemplated hereby (the “Sellers Representative. Without limiting the generality of the foregoing, the Sellers Representative shall be authorized (a) in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of any of the Sellers necessary to effectuate the Closing and the Transactions, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement. The Sellers Representative also shall be exclusively authorized to take all actions on behalf of the Sellers in connection with any claims made under this Agreement or in respect of the Transactions, to bring, prosecute, defend or settle such claims, and to make and receive payments in respect of such claims on behalf of the Sellers, and no Seller shall take any such action without the Sellers Representative’s prior written approval. The Sellers Representative shall not be liable to any of the Sellers for any action taken by him pursuant to this Agreement unless he has acted in bad faith or with gross negligence or willful misconduct, and the Sellers shall jointly and severally indemnify him from any Losses arising out of or relating to him serving as agent hereunder. The Sellers Representative is serving in the capacity as exclusive agent of the Sellers hereunder solely for purposes of administrative convenience.

11.16 Rights and Remedies. The remedies provided in Article 10 shall be the exclusive remedies of the parties hereto after the Closing for monetary damages in connection with this Agreement (other than for fraud), including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein.

11.17 Knowledge of the Company. As used in this Agreement, “to the knowledge of the Company”, “the Company has no knowledge” and similar phrases mean that the information to be attributed to the Company is information actually known to one or more of the Members.

ARTICLE 12

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where` indicated below:

Term	Section or Place Where Defined
Agreement	Preamble
Affiliate	Section 3.25
Balance Sheet	Section 3.7
Balance Sheet Date	Section 3.7
Base Purchase Price	Section 1.2
Benefit Plans	Section 3.22
Business	Section 3.1
Business Unit	Schedule 1.5
Claim	Section 10.5
Classified Contracts	Section 3.9
Closing	Section 1.3
Closing Date	Section 1.3
Closing Net Asset Value	Section 1.2
Closing Purchase Price	Section 1.2
Closing Purchase Price Certificate	Section 1.4
Code	Introduction
Company	Preamble and Section 5.7
Company Intellectual Property	Section 3.13
Company Material Adverse Effect	Section 3.8
Consulting Agreements	Section 8.1(m)
Contest	Section 7.5
Covered Business	Section 5.7
Disputed Earnout Payment Notice	Schedule 1.5
Disputed Items Notice	Section 1.4
Earnout Payment	Schedule 1.5
Earnout Payment Notice	Schedule 1.5
Earnout Periods	Schedule 1.5
EBITDA	Schedule 1.5
Employment Agreements	Section 8.1
ERISA	Section 3.22
Escrow	Section 1.2
Escrow Agent	Section 1.2
Escrow Agreement	Section 1.2
Estimated Closing Purchase Price Certificate	Section 1.2
Financial Statements	Section 3.7
Financial Statement Expense	Section 5.4
GAAP	Section 1.2
Government Contract	Section 3.10

Governmental or Regulatory Authority	Section 3.10
Hazardous Substance	Section 3.23
Holdings	Introduction
HSR Act	Section 3.4
Indebtedness	Section 1.2
Indemnified Party	Section 10.5
Indemnifier	Section 10.5
Intellectual Property	Section 3.13
IP Licenses	Section 3.13
Joinder Agreement	Section 5.13
Leased Property	Section 3.11
Legal Requirements	Section 3.17
Liens	Section 1.2
Losses	Section 10.3
Material Contracts	Section 3.9
Members	Preamble
Minority Members	Section 10.3
Noncompetition Agreements	Section 5.12
Noncompetition Period	Section 5.7
Permitted Liens	Section 3.11
Person	Section 3.6
Pre-Closing Taxable Periods	Section 7.2
Pre-Closing Transactions	Introduction
Prime Contract Condition	Schedule 1.5
Principal Members	Section 10.3
Pro Rata Share	Section 10.3
Purchaser	Preamble
Purchaser Indemnified Parties	Section 10.3
Qualified Revenues	Schedule 1.5
Ramp Contract	Schedule 1.5
Real Estate Leases	Section 3.11
Required Consents	Section 3.4
Sale Bonus Plans	Section 5.12
SEC	Section 5.4
Securities	Introduction
Securities Act	Section 3.25
Seller or Sellers	Introduction
Sellers’ Expenses	Section 1.2
Sellers Representative	Section 11.15
Service	Section 3.22
Specified Representations	Section 10.1
Tax or Taxes	Section 3.19
Tax Returns	Section 3.19
Transaction Documents	Section 2.2
Transactions	Introduction
Transferred Employees	Section 5.15

2006 Measurement Period	Schedule 1.5
2007 Measurement Period	Schedule 1.5
2008 Measurement Period	Schedule 1.5
2009 Measurement Period	Schedule 1.5

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

SPECTAL, LLC

By:	/s/ John A. Cross
John A. Cross, President

/s/ John A. Cross
John A. Cross

/s/ Louise V. Brouillette
Louise V. Brouillette

/s/ Ann J. Holcomb
Ann J. Holcomb

/s/ Ann J. Holcomb
Ann J. Holcomb on behalf of Ronald Hammond, Jr., Under Power of Attorney dated August 28, 2006

/s/ Mark Oliva
Mark Oliva

L-1 IDENTITY SOLUTIONS, INC.

By:	/s/ Robert V. LaPenta
Robert V. LaPenta Chairman of the Board, President and Chief Executive Officer

SELLERS REPRESENTATIVE

/s/ John A. Cross
John A. Cross

[Signature Page to Securities Purchase Agreement]